Exhibit 99.1

PRESS RELEASE

ARMADA HOFFLER PROPERTIES REPORTS SECOND QUARTER 2017 RESULTS

Net Income of $0.08 Per Diluted Share

Normalized FFO of $0.25 Per Diluted Share

Company Updated 2017 Full-Year Normalized FFO Guidance

VIRGINIA BEACH, VA, August 1, 2017 – Armada Hoffler Properties, Inc. (NYSE:AHH) today announced its results for the quarter ended June 30, 2017 and provided an update on current events.

Highlights include:

•	Net income of $4.9 million, or $0.08 per diluted share, for the quarter ended June 30, 2017 compared to net income of $3.1 million, or $0.06 per diluted share, for the quarter ended June 30, 2016.

•
Normalized Funds From Operations (“FFO”) of $14.7 million, or $0.25 per diluted share, for the quarter ended June 30, 2017 compared to Normalized FFO of $12.5 million, or $0.26 per diluted share, for the quarter ended June 30, 2016.

•	FFO of $14.2 million, or $0.24 per diluted share, for the quarter ended June 30, 2017 compared to FFO of $11.7 million, or $0.24 per diluted share, for the quarter ended June 30, 2016.

•	Core operating property portfolio occupancy at 94.2% as of June 30, 2017 compared to 94.3% as of March 31, 2017.

•
Completed an underwritten public offering of 6.9 million shares of common stock at a public offering price of $13.00 per share, generating net proceeds of $85.3 million that will be used to fund the Company's development pipeline.

•	Updated 2017 full-year Normalized FFO guidance range to $0.97 to $0.99 per diluted share to reflect the impact of the capital raise on May 12, 2017.

•	Invested in the development of a $34 million Whole Foods anchored center located in Decatur, Georgia.

•	Added to the S&P SmallCap 600 Index in June 2017.

•	After the end of the quarter, the Company:

◦	Completed the sale of two Commonwealth of Virginia properties on July 13, 2017 for an aggregate sales price of $13.2 million representing a 38% profit over development cost.

◦	Acquired the outparcel phase of Wendover Village in Greensboro, North Carolina for $14.3 million. The Company previously acquired the primary phase of Wendover Village in January 2016.

Commenting on the Company’s results, Louis Haddad, President and CEO, said, "As we emphasized at the outset of 2017, this is a year of executing on our robust development pipeline and strengthening our balance sheet.  We have made significant progress on both of these top priorities.  With our recent capital raise, we have effectively prefunded the equity necessary to absorb these high-quality properties.  Similarly, with all construction proceeding on schedule, we look forward to the delivery and stabilization of these assets and the expected rise in both earnings and net asset value."

Financial Results

Net income for the second quarter increased to $4.9 million compared to $3.1 million for the second quarter of 2016. The period-over-period change was primarily due to a $1.5 million increase in construction segment gross profits, which was driven by both higher revenues and a higher margin in this segment, and a $0.9 million increase in interest income, partially offset by a $0.7 million increase in depreciation and amortization expense.

Normalized FFO for the second quarter increased to $14.7 million compared to $12.5 million for the second quarter of 2016. FFO for the second quarter increased to $14.2 million compared to $11.7 million for the second quarter of 2016. The period-over-period changes in Normalized FFO and FFO were positively impacted by property acquisitions, higher interest income, and construction segment gross profits, which were partially offset by higher interest expense and declines in Same Store NOI.

Operating Performance

At the end of the second quarter, the Company’s office, retail and multifamily core operating property portfolios were 89.9%, 96.9% and 91.6% occupied, respectively.

Total construction contract backlog was $116.7 million at the end of the quarter.

Balance Sheet and Financing Activity

As of June 30, 2017, the Company had $470 million of total debt outstanding, including $28 million outstanding under its revolving credit facility. Total debt outstanding excludes unamortized GAAP fair value adjustments and deferred financing costs. Approximately 50% of the Company’s debt had fixed interest rates or were subject to interest rate swaps as of June 30, 2017. After considering LIBOR interest rate caps with strike prices at or below 150 basis points as of June 30, 2017, 100% of the Company’s debt was fixed or hedged.

During the second quarter, the Company raised an aggregate of $2.8 million of gross proceeds under its At-The-Market (“ATM”) continuous equity offering program at a weighted average price of $13.97 per share.

On May 12, 2017, the Company completed an underwritten public offering of 6.9 million shares of its common stock at a public offering price of $13.00 per share, which resulted in net proceeds of $85.3 million.

Outlook

The Company updated its 2017 full-year guidance and now expects 2017 Normalized FFO in the range of $0.97 to $0.99 per diluted share. The following table outlines the Company’s assumptions along with Normalized FFO per diluted share estimates for the full-year 2017.

Full-year 2017 Guidance [1]	Expected Ranges
Total NOI	$72.8M	$73.3M
Construction company annual segment gross profit	$6.9M	$7.4M
General and administrative expenses	$10.8M	$11.0M
Interest income	$6.7M	$6.9M
Interest expense [2]	$16.9M	$17.4M
Normalized FFO per diluted share [3]	$0.97	$0.99

[1] Excludes the impact of any future acquisitions and dispositions, except for the disposition of the Commonwealth of Virginia office buildings with proceeds being invested in the Wendover Outparcels during the third quarter, and assumes there will be no additional capital market activities, including under the ATM program.
[2] Interest expense is calculated based on the Forward LIBOR Curve.

[3] Normalized FFO excludes certain items, including debt extinguishment losses, acquisition, development and other pursuit costs, mark-to-market adjustments for interest rate derivatives and other non-comparable items.  See “Non-GAAP Financial Measures.” In addition, the calculation of Normalized FFO per diluted share assumes 60.3 million weighted average shares and units outstanding. The Company does not provide a reconciliation for its guidance range of Normalized FFO per diluted share to net income per diluted share, the most directly comparable forward-looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimate of reconciling items and the information is not available without unreasonable effort as a result of the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income per diluted share. For the same reasons, the Company is unable to address the probable significance of the unavailable information and believes that providing a reconciliation for its guidance range of Normalized FFO per diluted share would imply a degree of precision for its forward-looking net income per diluted share that could be misleading to investors.

Supplemental Financial Information

Further details regarding operating results, properties and leasing statistics can be found in the Company’s supplemental financial package available at www.ArmadaHoffler.com under the Investor Relations section.

Webcast and Conference Call

The Company will host a webcast and conference call on Tuesday, August 1, 2017 at 8:30 a.m. Eastern Time to review financial results and discuss recent events. The live webcast will be available through the Investor Relations page of the Company’s website, www.ArmadaHoffler.com, or through www.viavid.com.  To participate in the call, please dial 877-407-3982 (domestic) or 201-493-6780 (international).  A replay of the conference call will be available through Friday, September 1, 2017 by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13664886.

About Armada Hoffler Properties, Inc.

Armada Hoffler Properties, Inc. is a full service real estate company with extensive experience developing, building, owning and managing high-quality, institutional-grade office, retail and multifamily properties in attractive markets primarily throughout the Mid-Atlantic and Southeastern United States. The Company has elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include comments relating to the current and future performance of the Company’s operating property portfolio, the Company’s development pipeline, the Company’s construction and development business, including backlog and timing of deliveries, financing activities, as well as acquisitions, dispositions and the Company’s financial outlook and expectations. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and the other documents filed by the Company with the Securities and Exchange Commission.

Non-GAAP Financial Measures

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”).  NAREIT defines FFO as net income (loss) (calculated in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure.  The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance.  Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared period-over-period, captures trends in occupancy rates, rental rates and operating costs. Management also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited.  In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Management also believes that the computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the results provided by the Company’s operating property portfolio and affect the comparability of the Company’s period-over-period performance. Accordingly, management believes that Normalized FFO is a more useful performance measure that excludes certain items, including but not limited to, debt extinguishment losses and prepayment penalties, property acquisition, development and other pursuit costs, mark-to-market adjustments for interest rate derivatives and other non-comparable items.

For reference, as an aid in understanding the Company’s computation of FFO and Normalized FFO, a reconciliation of net income calculated in accordance with GAAP to FFO and Normalized FFO has been included in the final page of this release.

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	June 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Real estate investments:
Income producing property	$900,782	$894,078
Held for development	680	680
Construction in progress	39,361	13,529
Accumulated depreciation	(152,438)	(139,553)
Net real estate investments	788,385	768,734

Cash and cash equivalents	18,587	21,942
Restricted cash	3,139	3,251
Accounts receivable, net	15,027	15,052
Notes receivable	73,382	59,546
Construction receivables, including retentions	45,820	39,433
Construction contract costs and estimated earnings in excess of billings	53	110
Equity method investments	10,950	10,235
Other assets	58,995	64,165
Total Assets	$1,014,338	$982,468

LIABILITIES AND EQUITY
Indebtedness, net	$465,291	$522,180
Accounts payable and accrued liabilities	9,311	10,804
Construction payables, including retentions	58,546	51,130
Billings in excess of construction contract costs and estimated earnings	6,780	10,167
Other liabilities	39,889	39,209
Total Liabilities	579,817	633,490
Redeemable noncontrolling interest	2,000	—
Total Equity	432,521	348,978
Total Liabilities and Equity	$1,014,338	$982,468

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(Unaudited)
Revenues
Rental revenues	$26,755	$24,251	$53,987	$47,534
General contracting and real estate services	56,671	33,200	120,190	70,003
Total revenues	83,426	57,451	174,177	117,537

Expenses
Rental expenses	6,171	5,071	12,239	10,400
Real estate taxes	2,595	2,382	5,104	4,731
General contracting and real estate services	54,015	32,025	115,211	67,062
Depreciation and amortization	9,304	8,602	18,779	16,751
General and administrative	2,678	2,224	5,664	4,708
Acquisition, development and other pursuit costs	369	437	416	1,141
Impairment charges	27	—	31	35
Total expenses	75,159	50,741	157,444	104,828

Operating income	8,267	6,710	16,733	12,709

Interest income	1,658	722	3,056	904
Interest expense	(4,494)	(3,978)	(9,029)	(7,769)
Gain on real estate dispositions	—	13	3,395	26,687
Change in fair value of interest rate derivatives	(81)	(373)	213	(2,762)
Other income	43	43	80	119
Income before taxes	5,393	3,137	14,448	29,888
Income tax provision	(450)	(6)	(752)	(224)
Net income	4,943	3,131	13,696	29,664
Net income attributable to noncontrolling interests	(1,472)	(1,097)	(4,289)	(10,260)
Net income attributable to stockholders	$3,471	$2,034	$9,407	$19,404

Per diluted share	$0.08	$0.06	$0.24	$0.62

Weighted average shares and units outstanding	59,936	48,849	57,718	47,534

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET INCOME TO FFO & NORMALIZED FFO
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
			(Unaudited)

Net income	$4,943	$3,131	$13,696	$29,664

Depreciation and amortization	9,304	8,602	18,779	16,751
Gain on dispositions of operating real estate(1)	—	(13)	(3,395)	(26,257)

Funds From Operations (FFO)	$14,247	$11,720	$29,080	$20,158

Acquisition costs	369	437	416	1,141
Impairment charges	27	—	31	35
Change in fair value of interest rate derivatives	81	373	(213)	2,762

Normalized FFO	$14,724	$12,530	$29,314	$24,096

Net income per diluted share and unit	$0.08	$0.06	$0.24	$0.62

FFO per diluted share and unit	$0.24	$0.24	$0.50	$0.42

Normalized FFO per diluted share and unit	$0.25	$0.26	$0.51	$0.51

Weighted average shares and units outstanding	59,936	48,849	57,718	47,534

(1) Excludes gains on non-operating undepreciated real estate of $430 for the six months ended June 30, 2016.

Contact:

Michael P. O’Hara
Armada Hoffler Properties, Inc.
Chief Financial Officer and Treasurer
Email: MOHara@ArmadaHoffler.com
Phone: (757) 366-6684